Exhibit (c)(6)

Preliminary Draft - Confidential Prepared at the Request of Counsel Project Achieve Presentation to the Special Committee to the Board of Directors March 16, 2023 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b - 2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Project Achieve Preliminary Draft - Confidential Prepared at the Request of Counsel Potential Alternative Counterparties 1 [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***]

Project Achieve Preliminary Draft - Confidential Prepared at the Request of Counsel Draft Script  Arco Platform Limited (NASDAQ: ARCE) is an education - technology company that offers textbooks and virtual educational content, pedagogical consulting services, and financial solutions to K - 12 private schools in Brazil  The Company has two share classes: Class A shares which are publicly traded on the NASDAQ and have one vote per share and Class B shares which are held by the controlling shareholders, Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto, which have 10 votes per share and account for 88% of voting power  As you may have seen, on November 30th, Arco announced the receipt of a non - binding proposal from General Atlantic and Dragoneer Investment Group to acquire all outstanding Class A shares not held by the bidders or the controlling shareholders for $11.00 per share  General Atlantic and Dragoneer currently hold $150M of Arco convertible debt and approximately 22% of class A shares  The controlling shareholders are in support of the proposal and are expected to maintain the same economic and voting interest in the Company following the transaction  On January 26th, the Company announced it had formed a special committee (and the special committee had engaged financial and legal advisors) to evaluate the proposal, certain alternative transactions and come to a recommendation  Before making a determination regarding the proposal, the special committee requested a selective outreach to other parties t o assess interest  With this directive from the special committee, we are reaching out to determine whether you would have interest in evaluatin g a potential transaction regarding the acquisition of all outstanding Class A shares not held by the bidders or the controlling shareholders  The controlling shareholders have an exclusivity agreement with General Atlantic and Dragoneer , though it does not bind the Company or the special committee from reaching out to third parties. Of course, if we receive competitive bids, we would want to introduce interested parties early on to the controlling shareholders  [Pause for reaction] 2

Project Achieve Preliminary Draft - Confidential Prepared at the Request of Counsel Draft Script (Cont’d)  [If they express interest or potential interest, or a desire to hear more]:  We would provide you with an NDA which we would like to get signed - up in short order so that you can undertake limited initial diligence to confirm your level of interest in a transaction  We are ready to move quickly to facilitate preliminary diligence and receive an initial indication from you by [April 7th]  [If there is push back about the exclusivity being an impediment]:  The controlling shareholders have expressed they are not happy with the price offered by General Atlantic and Dragoneer . We are hopeful the controlling shareholders would consider partnering with a higher bidder. Given this issue, we are asking interested parties to do just an initial review of value so that you are in a position to submit an indication of interest wh ich we can take to the controlling shareholders  [If they decline to move forward] :  Thank you for your consideration. As we’re sure you can understand, this conversation is highly sensitive and confidential, and we appreciate your discretion 3

Project Achieve Preliminary Draft - Confidential Prepared at the Request of Counsel Potential Q&A Q: Are the controlling shareholders willing to complete a transaction with a different party? Why did they enter into exclusivity if they are? A: The controlling shareholders have expressed they are not happy with the price offered by General Atlantic and Dragoneer . We are hopeful the controlling shareholders would consider partnering with a higher bidder. Given this issue, we are asking interest ed parties to do just an initial review of value so that you are in a position to submit an indication of interest which we can take to the controlling shareholders Q: What do you mean by an alternative transaction? Is a sale on the table? A: With the directive from the special committee, we are reaching out to determine whether you would have interest in evaluat ing a potential transaction regarding the acquisition of all outstanding Class A shares not held by the bidders or the controlling shareholders. The special committee is not authorized to discuss a potential sale of the entire Company, including the class B shares. Q: What are you looking for – do you need a firm view on value? Financing commitments? A: At this stage we are looking to determine the level of your interest in a potential transaction. If you are interested, an d o nce under NDA and after undertaking limited due diligence, we would like to understand your perspectives on value. We are also focused on transaction certainty, so we would want to understand your proposed financing of any potential transaction, although we are n ot expecting or asking you to have financing committed at this stage. Q: Where are you in this review? Would we be starting from behind? A: We have not made any decision at this time whether to proceed with a potential transaction. If you have interest, we are r ead y to move quickly to facilitate preliminary diligence for you to confirm your level of interest. At this stage, you are not at a t imi ng disadvantage relative to any other party. As you may expect, it is in our interest that you have the ability to conduct your eva luation in a manner that allows you to put forth your best initial indication, and we believe that you will have the time to do this if you can move quickly. Q: How is the business performing? A: At this point we are looking to determine whether you are potentially interested. If so, we can have further discussions a rou nd the business’ current performance under NDA. 4

Project Achieve Preliminary Draft - Confidential Prepared at the Request of Counsel Potential Q&A (Cont’d) Q: Are you calling other parties? A: We are very sensitive to keeping these discussions confidential and so we are making a very small number of targeted calls . Q: Who am I competing against – private equity firms or strategics? A: We are making a very small number of highly targeted calls. Q: How much information will you provide me? A: We expect to provide you information required to confirm your level of interest and come to a view on value and financing, af ter which we will determine appropriate next steps. Q: April 7th doesn’t give me enough time to adequately do our work. Can we have more time? A: At this stage, we want to ensure we are efficient with your time and ours. If you are interested, we can discuss the timel ine further. Q: We have interest – what are next steps? A: We will send you an NDA which we would like to get signed up as soon as possible. Once the NDA is signed, we will provide you information to undertake diligence to confirm your interest and come to a view on value and financing. We would need to recei ve an initial indication from you by [April 7th]. 5

Preliminary Draft - Confidential
Prepared at the Request of Counsel

These materials have been prepared by Evercore Group L.L.C. ("Evercore") for the Special Committee of Arco Platform Limited (the "Company") to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company.

These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore.

These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.

Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

EVERCORE / Seneca EVERCORE Skadden
Project Achieve